JOY GLOBAL INC.	News Release
At the Company:	At Financial Relations Board:
James H. Woodward, Jr.	George Zagoudis
Executive Vice President and	Analyst Contact
Chief Financial Officer	312-640-6663
414-319-8517

JOY GLOBAL INC. ANNOUNCES COMPLETION OF THE
ACQUISITION OF CONTINENTAL GLOBAL GROUP, INC.

Milwaukee, WI – February 14, 2008 – Joy Global Inc. (NASDAQ: JOYG), a world leader in high-productivity mining solutions, announced that it has completed the acquisition of N.E.S. Investment Co. and thereby its subsidiary, Continental Global Group, Inc., a worldwide leader in conveyor systems for bulk material handling in mining and industrial applications. The purchase price was funded in part through available cash and credit resources and a new $175 million term loan supplement to Joy Global’s existing credit facilities.

Continental, with 2007 sales of approximately $340 million, designs, manufactures, installs and services highly engineered conveyor systems for customers on six continents and has manufacturing facilities in the United States, United Kingdom, South Africa and Australia.

“Continental provides significant sales and service opportunities by leveraging the Joy Mining and P&H strength in international markets including copper, iron ore, oil sands and international coal to pull through sales,” stated Mike Sutherlin, President and Chief Executive Officer of Joy Global. “They also serve many of the same customers and mine sites around the world, providing additional opportunities for cost reduction and margin improvement. Combined with the 2006 acquisition of Stamler, while Joy and P&H equipment cuts and loads, Stamler and Continental products size and convey. The integration and optimization of the entire system leverages Joy Global’s life-cycle management approach to our products, increasing productivity and resulting in a lower cost per ton for our customers.”

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        100 E Wisconsin Ave Suite 2780 Milwaukee WI 53202 <M070> PO Box 554 Milwaukee WI 53201-0554 <M070> 414/319/8501

About the Company

Joy Global is a worldwide leader in manufacturing, distributing and servicing equipment for surface mining through P&H Mining Equipment and underground mining through Joy Mining Machinery.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “may be,” “objective,” “plan,” “predict,” “will” “will be,” and the like are intended to identify forward-looking statements. The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: (i) risks of international operations, (ii) risks associated with acquisitions, (iii) risks associated with indebtedness, (iv) risks associated with the cyclical nature of our business, (v) risks associated with the international and U.S. coal and copper commodity markets, (vi) risks associated with labor markets and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.